SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

Norwegian Cruise Line Holdings Ltd.

(Name of Issuer)

Ordinary Shares, par value $0.001

(Title of Class of Securities)

G66721 10 4

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 2, 2014

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Guarantor Co-Invest (B), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,161,610 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,849,942 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,161,610 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,686,731 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,375,063 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,686,731 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV II), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,746,472 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,434,804 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,746,472 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.8%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV III), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,623,675 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,312,007 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,623,675 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV IV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,615,055 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,303,387 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,615,055 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 79,248,766 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,937,098 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 79,248,766 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 39.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 75,767,219 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,455,551 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 75,767,219 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 37.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware 892) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 79,308,108 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,996,440 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 79,308,108 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 39.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Germany) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 73,386,876 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 75,208 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 73,386,876 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 36.1%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,161,610 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,849,942 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,161,610 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.5%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,161,610 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,849,942 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,161,610 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,161,610 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,849,942 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,161,610 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 78,161,610 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,849,942 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 78,161,610 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 38.5%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 94,736,929 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,425,261 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 94,736,929 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 46.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 94,736,929 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,425,261 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 94,736,929 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 46.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 94,736,929 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,425,261 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 94,736,929 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 46.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 94,736,929 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,425,261 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 94,736,929 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 46.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 87,775,965 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 14,464,297 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,775,965 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 43.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management VI, LLC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 87,775,965 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 14,464,297 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,775,965 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 43.2%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 87,775,965 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 14,464,297 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,775,965 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 43.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 87,775,965 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 14,464,297 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,775,965 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 43.2%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 109,201,226 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 35,889,558 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 109,201,226 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 53.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 109,201,226 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 35,889,558 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 109,201,226 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 53.7%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 109,201,226 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 35,889,558 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 109,201,226 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 53.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 109,201,226 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 35,889,558 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 109,201,226 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 53.7%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 114,051,168 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 40,739,500 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 114,051,168 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 56.1%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 114,051,168 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 40,739,500 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 114,051,168 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 56.1%

14	Type of Reporting Person OO

This Amendment No. 5 to Schedule 13D is filed by:  (i) AAA Guarantor Co-Invest VI (B), L.P., a Marshall Islands limited partnership (“Co-Invest VI (B)”), (ii) AIF VI NCL (AIV), L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VI NCL”), (iii) AIF VI NCL (AIV II), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV II)”), (iv) AIF VI NCL (AIV III), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV III)”), (v) AIF VI NCL (AIV IV), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV IV)”), (vi) Apollo Overseas Partners VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas VI”), (vii) Apollo Overseas Partners (Delaware) VI, L.P., a Delaware limited partnership (“Overseas Delaware”), (viii) Apollo Overseas Partners (Delaware 892) VI, L.P., a Delaware limited partnership (“Overseas 892”), (ix) Apollo Overseas Partners (Germany) VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas Germany”), (x) AAA MIP Limited, a limited company incorporated in Guernsey (“AAA MIP”), (xi) Apollo Alternative Assets, L.P., an exempted limited partnership registered in the Cayman Islands (“Alternative Assets”), (xii) Apollo International Management, L.P., a Delaware limited partnership (“Intl Management”), (xiii) Apollo International Management GP, LLC, a Delaware limited liability company (“International GP”), (xiv) Apollo Advisors VI, L.P., a Delaware limited partnership (“Advisors VI”), (xv) Apollo Capital Management VI, LLC, a Delaware limited liability company (“ACM VI”), (xvi) Apollo Principal Holdings I, L.P., a Delaware limited partnership (“Principal I”), (xvii) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company (“Principal I GP”), (xviii) Apollo Advisors VI (EH), L.P., an exempted limited partnership registered in the Cayman Islands (“Advisors VI (EH)”), (xix) Apollo Advisors VI (EH-GP), Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Advisors VI (EH-GP)”), (xx) Apollo Principal Holdings III, L.P., an exempted limited partnership registered in the Cayman Islands (“Principal III”), (xxi) Apollo Principal Holdings III GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Principal III GP”), (xxii) Apollo Management VI, L.P., a Delaware limited partnership (“Management VI”), (xxiii) AIF VI Management, LLC, a Delaware limited liability company (“AIF VI LLC”), (xxiv) Apollo Management, L.P., a Delaware limited partnership (“Apollo Management”), (xxv) Apollo Management GP, LLC, a Delaware limited liability company (“Management GP”), (xxvi) Apollo Management Holdings, L.P., a Delaware limited partnership (“Management Holdings”), and (xxvii) Apollo Management Holdings GP, LLC, a Delaware limited liability company (“Management Holdings GP”), and supplements and amends the Statement on Schedule 13D filed on February 4, 2013, Amendment No. 1 to Schedule 13D filed on August 16, 2013, Amendment No. 2 to Schedule 13D filed on December 11, 2013, Amendment No. 3 to Schedule 13D filed on December 31, 2013, and Amendment No. 4 to Schedule 13D filed on March 12, 2014, with respect to the ordinary shares, par value $0.001 (the “Ordinary Shares”), of Norwegian Cruise Line Holdings Ltd. (the “Issuer”).  Co-Invest VI (B), AIF VI NCL, NCL (AIV II), NCL (AIV III), NCL (AIV IV), Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, AAA MIP, Alternative Assets, Intl Management, International GP, Advisors VI, ACM VI, Principal I, Principal I GP, Advisors VI (EH), Advisors VI (EH GP), Principal III, Principal III GP, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP are referred to herein collectively as the “Reporting Persons”.

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Statement on Schedule 13D filed on February 4, 2013, as amended.

Responses to each item of this Amendment No. 5 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.         Security and Issuer

Item 2.         Identity and Background

Item 3.         Source and Amount of Funds or Other Consideration

Item 4.         Purpose of Transaction

Item 5.         Interest in Securities of the Issuer

There is no change in the number of Ordinary Shares reported as being beneficially owned in this Amendment No. 5 to Schedule 13D, from the Ordinary Shares reported as being beneficially owned by the Reporting Persons in Amendment No. 4 to Schedule 13D.

(a)  See also the information contained on the cover pages of this Amendment No. 5 to Schedule 13D which is incorporated herein by reference.  The percentage of Ordinary Shares beneficially owned by each Reporting Person is based on 203,203,767 outstanding Ordinary Shares as of July 28, 2014, as reported by the Issuer in its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on July 31, 2014.

(b)           See the information contained on the cover pages of this Amendment No. 5 to Schedule 13D, which is incorporated herein by reference.

(c)           There have been no reportable transactions with respect to the Ordinary Shares of the Issuer within the last 60 days by the Reporting Persons.

(d)           Not applicable.

(e)           Not applicable.

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 is hereby amended and supplemented as follows:

Merger Agreement

On September 2, 2014, Prestige Cruises International, Inc. (“Prestige”), the Issuer, Portland Merger Sub, Inc. and Apollo Management entered into the Agreement and Plan of Merger dated as of September 2, 2014 (the “Merger Agreement”), pursuant to which, subject to the satisfaction of certain conditions, Prestige will become an indirect, wholly-owned subsidiary of the Issuer (the “Merger”), and the shareholders of Prestige, including certain of the Apollo Funds and certain other affiliates of the Reporting Persons (the “Apollo PCI Funds”), will acquire Ordinary Shares  of the Issuer as partial consideration for the shares and other equity interests of Prestige currently held by them.  Apollo Management has agreed to act as the Stockholders’ Representative for the Prestige stockholders, pursuant to and in accordance with the terms of the Merger Agreement.

Term Sheet

In connection with the signing of the Merger Agreement, the Apollo Funds, the Apollo PCI Funds, the TPG Entities, the Genting HK Entities and the Issuer entered into a Term Sheet under which the Apollo PCI Funds agreed to become parties to the Shareholders Agreement upon the closing of the Merger.  In addition, the Apollo Funds and the Apollo PCI Funds agreed that during the period from the closing of the Merger until January 1, 2016, the Apollo Funds and the Apollo PCI Funds would maintain record ownership of an aggregate number of Ordinary Shares that is at least equal to the number of Ordinary Shares that the Apollo PCI Funds will acquire pursuant to the Merger Agreement (the “Base Amount”), and would not sell or otherwise dispose of Ordinary Shares that would reduce the aggregate number of Ordinary Shares held by the Apollo Funds and the Apollo PCI Funds below the Base Amount.  The obligation to maintain record ownership of at least the Base Amount of Ordinary Shares is subject to certain exceptions, including in connection with a sale or other transfer of Ordinary Shares that is approved by Genting HK.  The Apollo Funds and the Apollo PCI Funds also agreed that the rights of the Apollo Funds and the Apollo PCI Funds under the Shareholders Agreement to nominate members to the board of directors or committees of the boards of the subsidiaries of the Issuer, shall not apply in the case of Prestige or its subsidiaries.

The summaries of the Merger Agreement and the Term Sheet as described in this Item 6 do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached to this Amendment No. 5 to Schedule 13D as Exhibit 1 and Exhibit 2, respectively, and are incorporated herein by this reference.

Item 7.         Material to be Filed as Exhibits

Exhibit 1:                   Agreement and Plan of Merger dated as of September 2, 2014, by and among Prestige, the Issuer, Portland Merger Sub, Inc. and Apollo Management (incorporated herein by reference to Exhibit 2.1 to the Issuer’s Current Report on Form 8-K (File No. 001-35784) filed with the Securities and Exchange Commission on September 3, 2014).

Exhibit 2:                   Form of Term Sheet, by and among the Apollo Funds, the Apollo PCI Funds, the TPG Entities, the Genting HK Entities and the Issuer.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  September 5, 2014

AAA GUARANTOR - CO-INVEST VI (B), L.P.

By:	AAA MIP Limited
its general partner

	By:	Apollo Alternative Assets, L.P.
its investment manager

		By:	Apollo International Management, L.P.
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its investment manager

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC,
its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV II), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV III), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV IV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH), L.P.

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President